EXHIBIT 10.MM
WELLS FARGO BANK, N.A.
(Successor-by-merger to Wachovia Bank, National Association)
December 17, 2010
Skyworks Solutions, Inc.
Skyworks USA, Inc.
20 Sylvan Road
Woburn, MA 01801
     Re: Termination of Program and Settlement Program Documents
Ladies and Gentlemen:
     This letter relates to:
     (a) That certain Credit and Security Agreement dated as of July 15, 2003, by and between Skyworks USA, Inc. (“Purchaser”), and Wells Fargo Bank, N.A. (successor-by-merger to Wachovia Bank, National Association), as “Lender” (as the same has been or may be amended, restated, supplemented, or otherwise modified from time to time the “Credit Agreement”);
     (b) That certain Receivables Purchase Agreement dated as of July 15, 2003, by and between Purchaser and Skyworks Solutions, Inc. (“Seller”) (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”); and
     (c) That certain Servicing Agreement dated as of July 15, 2003, by and between Purchaser and Seller (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Servicing Agreement”).
     Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement. The term “Effective Date” means the date of this letter agreement.
     Purchaser, Seller, and Lender have agreed to terminate the Program on and subject to the terms and conditions of this letter.
     A. SUMMARY OF TRANSACTIONS
     On the Effective Date and subject to the terms and conditions of this letter:
     (1) The Purchase Agreement and the Subordinated Note will terminate as provided in Section B, below.
     (2) The Servicing Agreement will terminate as provided in Section C, below.
     (3) The Credit Agreement and the Commitment will terminate as provided in Section D, below.

     (4) Purchaser will pay all outstanding Obligations to Lender as provided in Section D, below.
     B. TERMINATION OF PURCHASE AGREEMENT
     On the Effective Date, (1) Seller’s obligations to sell Receivables to Purchaser, and Purchaser’s obligations to purchase any Receivables from Seller, shall cease and terminate, (2) after giving effect to each of the transactions contemplated in this letter agreement, the Purchase Agreement shall be deemed terminated and of no further force and effect, other than with respect to those provisions which, by their terms, survive termination and (3) the Subordinated Note, dated July 15, 2003, in the original principal amount of $7,500,000 shall be deemed paid in full and terminated.
     C. TERMINATION OF SERVICING AGREEMENT
     On the Effective Date, the Servicing Agreement shall be deemed terminated and of no further force and effect, other than with respect to those provisions which, by their terms, survive termination. Any outstanding liabilities or obligations owing under the Servicing Agreement shall be settled between Purchaser and Seller in the manner determined between them in separate writings.
     D. TERMINATION OF CREDIT AGREEMENT AND COMMITMENT
     On the Effective Date, the Commitment will be deemed terminated, and Lender shall have no obligation to make any further Advances to Purchaser thereunder.
     As of the Effective Date, Seller has a certificate of deposit maintained at Lender (account no. REDACTED) (the “CD”). On the Effective Date, Lender will cease to have any interest in the CD pursuant to any of the Program Documents, and the CD will continue in accordance with its terms. Any redemption, renewal, or other disposition of the CD or the funds represented thereby will, on and after the Effective Date, be governed by the terms of the CD and the agreements relating thereto.
     On the Effective Date, the Purchaser shall pay to Lender all Obligations owing under the Credit Agreement, calculated as follows:

(1) Aggregate Advances:	$—
(2) Accrued and Unpaid Interest:	$—
(3) Program Fees:	$—
(4) Attorneys’ Fees and Expenses:	$4,000
(5) Other Reimbursable Costs:	$—
TOTAL (the “Lender Total”):	$4,000
     Purchaser agrees that it will pay the Lender Total to Jones Day, counsel to Lender, in accordance with the following instructions (which payment shall, for purposes of this letter agreement, be referred to as “Lender Payment”):

Bank Name:	Wachovia Bank, National Association
Account Name:	Jones Day
Account Number:	REDACTED
ABA Routing Number:	REDACTED
Reference:	Please contact Wayne Webb at (404) 581-8561 after the funds have been transferred. Please identify for payment of Wachovia/Skyworks CAM No. REDACTED.
     On the Effective Date and after Purchaser makes the Lender Payment, the Obligations will be deemed satisfied in full and the Credit Agreement will be deemed terminated and of no further force and effect, in each case other than with respect to those provisions which, by their terms, survive termination.
     In connection with the termination of the Credit Agreement, Purchaser, Seller, and Lender agree that, in determining the Lender Total, Purchaser may have been given credit for collections and payments (whether in the form of a check, draft, instrument, item, wire, ACH transfer, or other remittance or form of payment) which may subsequently be dishonored, returned, reversed, or otherwise unpaid or which Lender must disgorge, return, or repay (all of such collections and payments, if and to the extent dishonored, returned, reversed, unpaid, disgorged, returned, or repaid, “Returned Items”). Each of Seller and Purchaser will indemnify and hold harmless Lender from all losses, costs (including, without limitation, reasonable attorneys fees) and claims arising on account of any Returned Item and will pay Lender on demand from time to time the amount of each such Returned Item. For its part, Seller acknowledges and agrees that Lender would not consent to the termination of the Program as provided herein but for, among other things, Seller’s agreement of indemnity set forth in this paragraph.
     Upon receipt by Jones Day of the Lender Payment, (1) within a reasonable period of time following the Effective Date, not to exceed five Business Days, the Note will be marked “PAID” and returned to Purchaser; (2) all collateral security securing the Obligations is released; (3) all mortgages, collateral assignments, and other Liens securing the Obligations (whether recorded in public or private books and records or otherwise) is released, terminated, and reassigned; (4) Seller, Purchaser, and their respective designees, at their own cost and expense, are authorized to file termination statements to terminate (a) that certain UCC-1 financing statement in the Secretary of State of the State of Delaware (the “DE Office”) no. REDACTED and (b) that certain UCC-1 financing statement in the DE Office no. REDACTED; and (5) Lender will, at Seller’s cost and expense, take such other actions as Seller or Purchaser reasonably requests Lender to take to further effect the transactions contemplated in this letter agreement.
     E. NOTICE TO UNDERWRITER
     Lender hereby acknowledges and agrees that the Underwriter has previously been notified of the termination of the Program, effective as of October 14, 2010, and that Lender will have no interest in and to the Policy after Jones Day’s receipt of the Lender Payment. For purposes of clarification, Lender agrees that all of its right, title, or interest in and to the Policy shall automatically terminate upon Jones Day’s receipt of the Lender Payment.

     F. TERMINATION OF DEPOSIT ACCOUNT CONTROL AGREEMENT; POST-TERMINATION CASH MANAGEMENT ARRANGEMENTS
     Upon receipt by Jones Day of the Lender Payment, that certain Control Agreement for Notification and Acknowledgment of Pledge or Security Interest in Accounts (the “DACA”) dated as of July 15, 2003, among Wachovia Bank, National Association (as “Depository Bank”), Lender, and Purchaser, shall, without further action, be deemed terminated and of no further force and effect (the terms thereof notwithstanding), other than with respect to those of its provisions which, by their terms, survive termination. Lender makes this agreement as to the DACA as “Secured Party” and as “Depository Bank” under the DACA. Each of Lender (in its capacity as Secured Party and Depository Bank) and Purchaser (in its capacity as Borrower) hereby waives the notice requirements set forth in the DACA regarding termination thereof, subject to the terms and conditions of this letter agreement.
     Seller and Purchaser agree that any other agreements, instruments, or writings regarding any of their respective deposit accounts at Lender and any lockbox or other bank products or services provided by Lender (other than the DACA) shall remain in full force and effect until amended, terminated, or superseded by agreement between Purchaser and Lender, and Seller and Purchaser shall continue to abide by and comply therewith, notwithstanding the agreements set forth in this Agreement, until such agreements are terminated in accordance with their terms. At Purchaser and Seller’s request, Lender agrees that it will continue (1) to operate the Lockbox and to process collections delivered thereto in accordance with the Lockbox Agreement in the manner which existed immediately before the Effective Date; and (2) from and after the Effective Date, and following receipt by Jones Day of the Lender Payment, Lender will cooperate with Seller and Purchaser to transfer any funds on deposit in the USA Account as Purchaser may hereafter instruct Lender in writing.
     Purchaser and Seller agree to pay Lender the fees and costs for such services in accordance with the Lockbox Agreement and the other standing agreements relating to the Lockbox and the Purchaser’s Account or, if no provision for such fees and costs are provided for such agreements, on customary and standard terms and rates offered by Lender to other customers which are of similar size and standing as Seller. After the Effective Date, any of Seller, Purchaser, and Lender may, by not less than 10 days’ prior written notice to the other parties, terminate any arrangements set forth in this Section F, unless other written agreements regarding such services have been agreed to, in which case such other written agreements shall control the rights each party has to terminate such arrangements.
     G. MISCELLANEOUS
     Seller and Purchaser each agrees that, upon the Effective Date and after giving effect to all transactions contemplated in this letter agreement, each of them releases Lender and its affiliates and subsidiaries and their respective officers, directors, employees, shareholders, agents, and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which either of them ever had, now have, or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Program (other than any based upon, arising under or related to this letter agreement.
     This letter agreement shall not be effective unless and until each party hereto shall have executed and delivered a copy hereof as provided herein. If the Lender Payment does not occur on or before 4:00 p.m., Charlotte, North Carolina, time, on the date of this letter, this letter shall be of no force and effect.
     This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter agreement by facsimile transmission or Adobe Corporation’s Portable Document Format (or PDF) shall be effective as delivery of a manually executed counterpart hereof; provided that such facsimile or PDF transmission shall be promptly followed by the original thereof.
[CONTINUED ON FOLLOWING PAGES.]

     If Seller and Purchaser are in agreement with this letter, please indicate such agreement in the spaces provided below and return an executed copy of it to Lender via fax or PDF to Lender’s counsel (Tim Bratcher 404-581-8330 or tbratcher@jonesday.com) and, subsequently, provide three originals to Tim Bratcher at Jones Day, 1420 Peachtree Street, Atlanta, GA 30309, Attn: Timothy W. Bratcher.

Sincerely, WELLS FARGO BANK, N.A. (successor-by-merger to Wachovia Bank, National Association)
By:	/s/ Brian J. Fulk
	Name:	Brian J. Fulk
	Title:	Senior Vice President

[Termination of Program and Settlement Program Documents]

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

SKYWORKS SOLUTIONS, INC.

By:	/s/ Robert J. Terry
Name:	Robert J. Terry
Title:	Assistant General Counsel and Assistant Secretary

SKYWORKS USA, INC.

By: Name	/s/ Brian Harrison Brian Harrison
Title:	Vice President
[Termination of Program and Settlement Program Documents]